Exhibit 99.1

                  Teletouch Board of Directors Removes Two-Way
                Radio Business Segment from Sales Consideration


    TYLER, Texas--(BUSINESS WIRE)--Dec. 15, 2005--Teletouch Communications, Inc. (AMEX:TLL) announced today that on December 2, 2005, the Board of Directors determined not to sell the Company's two-way radio business, and is no longer considering bids for this business unit at this time. The Board concluded that it wished to retain ownership of the Company's two-way business in light of the fact that it is a sufficiently profitable business that the likelihood of any material reduction or loss of value to this business over the next few years was low.
    Teletouch CEO, T. A. "Kip" Hyde, Jr. stated, "After a thorough review of the value and ongoing valuation of this business unit, management and the Board concur that the Company's two-way business appears to be steady and should maintain incremental profitability for some time. In fact, as a result of last year's acquisition of Delta Communications, related revenue has grown significantly when comparing fiscal year 2005 to fiscal year 2004. In addition and as previously disclosed, the two-way unit has sold and continues to sell a limited number of telemetry applications, primarily using the Guidepoint(TM) GPS Fleet Solution Internet-based product suite."

    About Teletouch

    Teletouch offers telemetry and GPS-location based mobile asset monitoring, cellular, two-way radio communications and wireless messaging services throughout the United States. Teletouch's common stock is traded on the American Stock Exchange under stock symbol:
TLL. Additional business and financial information on Teletouch is available at www.Teletouch.com.

    This release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended, that are based on management's exercise of business judgment as well as assumptions made by and information currently available to management. When used in this document, the words "may," "will," "anticipate," "believe," "estimate," "expect," "intend," and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. Negotiations with respect to the transaction that are the subject of this release are ongoing and may result in significant modifications to the transaction. There can be no assurance that the transaction that is the focus of this release will be concluded, or if concluded that it will be concluded on terms currently contemplated. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted in our securities and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

    CONTACT: Teletouch Communications, Inc.
             Thomas A. "Kip" Hyde, Jr., 817-654-6225
             khyde@teletouch.com